Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of August 24, 2009, by and between Peerless Media Ltd., a Gibraltar private limited company (“Buyer”), and WPT Enterprises Inc., a Delaware corporation (“Seller”).

A.            Seller engages in the business of developing, producing, marketing and licensing televised programming based on poker themes, including through (i) providing multi-media entertainment services through the domestic and international licensing of television broadcasts, international television sponsorship, and casinos and card rooms that host televised events; (ii) offering branded consumer products, and corporate sponsorship and management of televised and live events; (iii) operating international and domestic subscription service and freeplay online gaming websites; and (iv) developing the Chinese national card game (known as Tuo La Ji or Traktor Poker) (the foregoing, excluding the business of Seller relating to the Excluded Assets, is referred to herein as the “Business”).

B.            Seller desires to sell to Buyer, on the terms and conditions set forth herein, substantially all of the assets of Seller, other than the Excluded Assets (as defined below).

C.            Buyer desires to purchase substantially all of the assets of Seller, other than the Excluded Assets, and is prepared to assume the liabilities and obligations of Seller as set out in this Agreement, other than the Excluded Liabilities (as defined below), on the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual agreements, representations, warranties and covenants set forth below, and intending to be legally bound, Buyer and Seller agree as follows:

1.      DEFINITIONS; INTERPRETATION.

1.1.          DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

1.1.1.                “Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.2.2.

1.1.2.                “Accounts Payable” means all amounts owing by a Person for goods received by or services rendered to such Person.

1.1.3.                “Accounts Receivable” means all rights of a Person to payment for goods sold or leases or for services rendered.

1.1.4.                “Acquisition” has the meaning set forth in Section 6.1.4.

1.1.5.                “Acquisition Notice” has the meaning set forth in Section 7.12.2.1.

1.1.6.                “Acquisition Proposal” has the meaning set forth in Section 6.2.2.

1.1.7.                “Affiliate” means with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a

Person, whether through the ownership of voting securities, contract or otherwise.

1.1.8.                “Agreement” means this Asset Purchase Agreement, together with all of its exhibits and schedules, as the same may be amended, restated, supplemented or otherwise modified from time to time.

1.1.9.                “Allocation Schedule” has the meaning set forth in Section 7.11.

1.1.10.              “Alternative Acquisition Agreement” has the meaning set forth in Section 6.2.4.1.

1.1.11.              “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.1.12.              “Assumption Agreement” has the meaning set forth in Section 8.2.2.

1.1.13.              “Base Payment” has the meaning set forth in Section 3.1.1.

1.1.14.              “Basket Amount” has the meaning set forth in Section 9.6.1.

1.1.15.              “Bill of Sale” has the meaning set forth in Section 8.2.1.

1.1.16.              “Business” has the meaning set forth in the recitals to this Agreement.

1.1.17.              “Business Day” means any day which is not a Saturday, Sunday or a public or bank holiday in Los Angeles, California, U.S.A.

1.1.18.              “Buyer” has the meaning set forth in the preamble to this Agreement.

1.1.19.              “Buyer Acquisition Transaction” has the meaning set forth in Section 7.12.1.

1.1.20.              “Buyer Indemnified Person” has the meaning set forth in Section 9.2.

1.1.21.              “Centaurus Agreement” means the Services and License Agreement dated as of November 2, 2007 by and between Seller and Centaurus Games, LLC (as assignee of Ultimate Blackjack Tour, LLC), as amended pursuant to Amendment One to Services and License Agreement dated as of February 20, 2008, as further amended pursuant to Amendment Two to Services and License Agreement dated as of April 24, 2008.

1.1.22.              “Change of Company Recommendation” has the meaning set forth in Section 6.2.4.

1.1.23.              “China Venture” means Seller’s interest in (i) WPT ASIA (Beijing) Consulting Co., Ltd. (“WPT China”), (ii) that certain Cooperation Agreement dated July 26, 2007 by and between WPT China (as assignee of Seller) and China Leisure Sports Administrative Center, as amended pursuant to that certain Amendment No. 1 dated March 15, 2009 and that certain letter agreement dated March 15, 2009, and (iii) all related and associated rights, arrangements and agreements.

1.1.24.              “Closing” means the consummation of the transactions contemplated hereby.

1.1.25.              “Closing Date” has the meaning set forth in Section 8.1.

1.1.26.              “Company Recommendation” has the meaning set forth in Section 6.1.6.

1.1.27.              “Confidential Information” has the meaning set forth in Section 7.6.

1.1.28.              “Confidentiality Agreement” means that certain confidentiality agreement entered into as of January 16, 2009 by and between Seller and Bay Management Limited, the terms of which are hereby incorporated in this Agreement.

1.1.29.              “Consent” has the meaning set forth in Section 4.6.

1.1.30.              “Contracts” means contracts, agreements, arrangements, understandings, commitments, leases or licenses to which Seller is party or by which Seller is bound in effect on the date hereof.

1.1.31.              “Damages” has the meaning set forth in Section 9.2.

1.1.32.              “Database” has the meaning set forth in Section 2.1.1.4.

1.1.33.              “Designs” has the meaning set forth in Section 2.1.1.2.

1.1.34.              “DGCL” means Delaware General Corporation Law.

1.1.35.              “Domain Names” has the meaning set forth in Section 2.1.1.3.

1.1.36.              “Escrow Agent” has the meaning set forth in Section 2.6.

1.1.37.              “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.1.38.              “Excluded Assets” has the meaning set forth in Section 2.2.

1.1.39.              “Excluded Contracts” has the meaning set forth in Section 2.2.10.

1.1.40.              “Excluded Liabilities” has the meaning set forth in Section 2.4.

1.1.41.              “Full Initial Payment Reimbursement” has the meaning set forth in Section 10.3.1.

1.1.42.              “Fundamental Representation” has the meaning set forth in Section 9.1.2.

1.1.43.              “GAAP” means United States generally accepted accounting principles, consistently applied.

1.1.44.              “Governmental Authorizations” has the meaning set forth in Section 4.4.

1.1.45.              “Governmental Entity” means any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

1.1.46.              “Gross Gaming Revenue” has the meaning set forth in Section 3.2.1.1.

1.1.47.              “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

1.1.48.              “Indemnified Party” has the meaning set forth in Section 9.5.1.

1.1.49.              “Indemnifying Party” has the meaning set forth in Section 9.5.1.

1.1.50.              “Initial Payment” has the meaning set forth in Section 3.1.

1.1.51.              “Initial Payment Reimbursement” has the meaning set forth in Section 10.3.2.

1.1.52.              “Intellectual Property” has the meaning set forth in Section 2.1.1.7.

1.1.53.              “Jams” has the meaning set forth in Appendix A.

1.1.54.              “Knowledge” means, (a) with respect to a Person that is an individual, the current actual knowledge of such Person without any duty to investigate, and (b) with respect to a Person that is a corporation, limited liability company, partnership or other entity, the current actual knowledge of the President, CEO, CFO, Secretary and Manager of such corporation, limited liability company, partnership or other entity without any duty to investigate (including, without limitation, in the case of Seller, the current actual knowledge of Lyle Berman, Steve Lipscomb, Adam Pliska and Rohin Malhotra without any duty to investigate).

1.1.55.              “Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule or regulation of any Governmental Entity.

1.1.56.              “License Agreement” has the meaning set forth in Section 2.5.

1.1.57.              “Lien” means any mortgage, pledge, lien, security interest, encumbrance, charge or other third-party claim.

1.1.58.              “Material Adverse Effect” with respect to a Person, means any event, change or effect that is materially adverse to the financial condition, assets, business or results of operations of such Person.

1.1.59.              “Material Contract” has the meaning set forth in Section 4.14.1.

1.1.60.              “Non-Material Contract” has the meaning set forth in Section 4.14.2.

1.1.61.              “Notice Period” has the meaning set forth in Section 6.2.4.1.

1.1.62.              “Other Revenue” has the meaning set forth in Section 3.2.1.2.

1.1.63.              “Outside Date” has the meaning set forth in Section 10.1.2.

1.1.64.              “Parent” means ElectraWorks Limited, a Gibraltar private limited company.

1.1.65.              “Partial Initial Payment Reimbursement” has the meaning set forth in Section 10.3.2.

1.1.66.              “PartyGaming International Contracts” has the meaning set forth in Section 2.6.

1.1.67.              “PartyGaming Sponsorship Agreement” has the meaning set forth in Section 2.6.

1.1.68.              “Permits” has the meaning set forth in Section 4.9.

1.1.69.              “Permitted Liens” has the meaning set forth in Section 4.7.

1.1.70.              “Person” means an individual, corporation, limited liability company, firm, joint venture, partnership, association, trust, unincorporated organization, government or political entity or any department, political subdivision or agent or instrumentality thereof, or other entity or organization, whether or not a legal entity.

1.1.71.              “PG Escrow Account” has the meaning set forth in Section 2.6.

1.1.72.              “PG Escrow Agreement” has the meaning set forth in Section 2.6.

1.1.73.              “PG Escrow Cash” has the meaning set forth in Section 2.6.

1.1.74.              “Prime Rate” means the Prime rate of interest as reported from time to time in the Wall Street Journal.

1.1.75.              “Proxy Statement” has the meaning set forth in Section 6.1.1.

1.1.76.              “Purchase Price” has the meaning set forth in Section 3.1.

1.1.77.              “Purchased Assets” has the meaning set forth in Section 2.1.

1.1.78.              “Records” has the meaning set forth in Section 3.2.6.

1.1.79.              “Representatives” has the meaning set forth in Section 6.2.1.

1.1.80.              “Requisite Stockholder Vote” has the meaning set forth in Section 6.1.4.

1.1.81.              “Restraint” has the meaning set forth in Section 10.1.6.

1.1.82.              “Revenue Assurance Period” has the meaning set forth in Section 3.2.4.

1.1.83.              “Revenue Payments” has the meaning set forth in Section 3.2.2.

1.1.84.              “Revenue Report” has the meaning set forth in Section 3.2.3.

1.1.85.              “RP Escrow Account” has the meaning set forth in Section 3.2.5.

1.1.86.              “RP Escrow Agreement” has the meaning set forth in Section 3.2.5.

1.1.87.              “RP Escrow Cash” has the meaning set forth in Section 3.2.5.

1.1.88.              “SEC” has the meaning set forth in Section 6.1.1.

1.1.89.              “Seller” has the meaning set forth in the preamble to this Agreement.

1.1.90.              “Seller Indemnified Person” has the meaning set forth in Section 9.3.

1.1.91.              “Shares” means shares of Common Stock of Seller.

1.1.92.              “Software” has the meaning set forth in Section 2.1.1.6.

1.1.93.              “Stockholders Meeting” has the meaning set forth in Section  6.1.4.

1.1.94.              “Subsidiaries” of a corporation, limited liability company, limited partnership, association or partnership means any legal entity of which such corporation, limited liability company, limited partnership, association or partnership (either alone or through or together with any other Subsidiary or Subsidiaries thereof) is the general partner or managing entity or of which at least a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such legal entity, is directly or indirectly owned or controlled by such corporation, limited liability company, limited partnership, association or partnership (either alone or through or together with any other Subsidiary or Subsidiaries thereof).

1.1.95.              “Superior Proposal” has the meaning set forth in Section 6.2.2.

1.1.96.              “Survival Period” has the meaning set forth in Section 9.1.4.

1.1.97.              “Tangible Property” has the meaning set forth in Section 2.1.2.

1.1.98.              “Tax(es)” means all taxes, however denominated, including any interest, penalties or other additions to tax imposed in respect thereof by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government.

1.1.99.              “Termination Fee” has the meaning set forth in Section 10.2.1.

1.1.100.            “Trademarks” has the meaning set forth in Section 2.1.1.1.

1.1.101.            “Transaction Documents” means this Agreement and the other documents, agreements or instruments delivered in connection with the consummation of the transactions contemplated hereby.

1.1.102.            “Transferring Employees” has the meaning set forth in Section 7.9.1.

1.1.103.            “Users” has the meaning set forth in Section 2.1.1.4.

1.1.104.            “White Label Sites” has the meaning set forth in Section 7.12.3.

1.1.105.            “WPT Celebrity Invitational” means the invitation-only event traditionally held at the Commerce Casino in February/March with invitations extended to high profile Hollywood celebrities and top poker players as well as select VIPs.

1.2.          INTERPRETATION.  In this Agreement:

1.2.1.                words in the singular include the plural and words in the plural include the singular;

1.2.2.                unless otherwise indicated, references to sections, exhibits or schedules mean sections, exhibits or schedules of this Agreement;

1.2.3.                the division of the provisions of this Agreement into Sections and sub-Sections, and the headings used in this Agreement, are for convenience of reference only, and shall not be construed as having any substantive significance or as indicating that all the provisions of this Agreement relating to any topic are to be found in any particular Section;

1.2.4.                references to any act, regulation, code of practice or statutory order include any amendment, re-enactment or extension of that act, regulation, code of practice or statutory order and in the case of an act include any relevant regulation, code of practice or order made under it;

1.2.5.                in the event of any conflict or inconsistency between any exhibit or schedule and the other terms and conditions of this Agreement, the provisions of the other terms and conditions of this Agreement shall prevail;

1.2.6.                except as expressly otherwise provided in this Agreement, any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form,  but does not include e-mail, SMS and similar means of communication; and

1.2.7.                reference to the words “include” or “including” or similar words are to be construed without limitation to the generality of the preceding words.

2.      SALE AND PURCHASE.

2.1.          TRANSFER OF ASSETS AT THE CLOSING.  Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest, including all intellectual property rights, in and to all of Seller’s properties and assets (other than the Excluded Assets) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located (collectively, the “Purchased Assets”), including, without limitation:

2.1.1.                All right, title and interest of Seller in, to and under:

2.1.1.1.             All trademarks, service marks, trade names, brand names, logos, slogans and trade references, in each case whether registered, under application or otherwise, owned by Seller, including, without limitation, those listed on Schedule 2.1.1.1 attached hereto, together with (i) any licenses with respect thereto; (ii) the goodwill and the business appurtenant thereto; and (iii) to the extent in Seller’s possession or control, any file histories, correspondence, application documents, search reports, documents concerning the prosecution history, enforcement or maintenance of rights, or restrictions on use, with respect to the trademarks, service marks, trade names, brand names, logos, slogans and trade references set forth in this Section, including, without limitation, any such documents with respect to applications or registrations abandoned on or before the Closing Date (collectively, the “Trademarks”);

2.1.1.2.             All graphics and graphic elements, art work, copy, design, look or appearance, flow charts and software,

whether in written, physical, digitalized or visual form owned by Seller, including those described in Schedule 2.1.1.2 attached hereto, including any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws, including, without limitation, any trademark, service mark, trade name, brand name and/or copyright rights relating thereto, all registration and pending applications to register such rights, together with all such rights inhering in or protecting names and marks derivative of or similar to the same and the right to register any of the foregoing anywhere in the world (collectively, the “Designs”);

2.1.1.3.             All domain names owned by Seller, including those listed in Schedule 2.1.1.3 attached hereto, including (i) all goodwill associated therewith and inhering therein, (ii) to the extent in Seller’s possession or control, originals of all files, correspondence and other records relating to or reflecting Seller’s registration of such domain names or any and all right and interest therein, (iii) any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws, including, without limitation, any trademark, service mark, trade name, brand name and/or copyright rights relating thereto, all registration and pending applications to register such rights, together with all such rights inhering in or protecting names and marks derivative of or similar to the domain names and the right to register any of the foregoing anywhere in the world, and (iv) any and all rights of Seller pertaining to the domain names arising under its agreements with any and all domain name registrars (collectively, the “Domain Names”);

2.1.1.4.             All information owned by Seller, if any, collected about users of Seller’s websites that are operated on any of the Domain Names since the commencement of business on such Domain Names (“Users”), including, without limitation, such users’ identity and their betting history, and including all marketing data, plans and strategies, forecasts, customer and supplier lists and relations, operating procedures, pricing methods and future plans, including, all goodwill associated therewith and inhering therein (the “Database”), and including, to the extent in Seller’s possession or control, originals of all files, information correspondence and other records relating to or reflecting the Database and any and all right and interest therein, any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws, and any and all rights of Seller pertaining to the Database arising under its agreements with Users and any and all other third parties;

2.1.1.5.             All works of authorship or other intellectual property rights authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or its employees or agents used by Seller in the conduct of the Business or developed by Seller for use in the Business, in any stage of development, including, without limitation, patents, patent applications, trademarks, service marks, copyrights, copyright registrations, trade names, inventions, ideas, designs, concepts, techniques, methods, processes, technology, formulae, trade secrets, brands, license rights, specifications, technical manuals and data, domain names, product information and data, work-in-progress, customer lists, business and marketing plans as well as the television shows listed in Schedule 2.1.1.5 together with associated materials, including, but not limited to physical media such as tapes, dubs, written materials, and similar items;

2.1.1.6.             All software or other intellectual property rights that Seller has licensed from third parties and are being used in the Business, and the rights of Seller under all licenses to use the same, including, without limitation, those listed in Schedule 2.1.1.6 attached hereto, including, without limitation, to the extent in Seller’s possession or control, source code, object code, flow charts, coding sheets, programmer’s notes, code documentation, routines, engineering specifications, know-how and other rights pertaining to the same (collectively, the “Software”); and

2.1.1.7.             Any other intellectual or intangible property embodied in or pertaining to the Business, whether pending, applied for or issued, wherever filed (collectively with subsections 2.1.1.1 through 2.1.1.6, the “Intellectual Property”);

2.1.2.                All tangible personal property owned by Seller, other than excluded tangible personal property listed on Schedule 2.2.11 attached hereto, wherever located, that is used or licensed, intended to be used, licensed or sold, or held for use, license or sale by or on behalf of Seller in connection, directly or indirectly, with the Business, including all hardware, computers, servers, peripheral equipment, computing or communications devices, equipment, supplies, works in progress, furniture owned by Seller, in each such case whether such tangible personal property is then held by any of these parties, is in transit or is in the possession of a subcontractor, licensee, consignee, agent or other Person, including, without limitation, the items listed on Schedule 2.1.2 attached hereto (the “Tangible Property”);

2.1.3.                All rights in and under any Contracts relating to the Business, including, without limitation, the Contracts listed on Schedule 2.1.3 attached hereto, including all goodwill associated therewith and inhering therein and, to the extent in Seller’s possession or control, originals of all files, information, correspondence and other records relating to or reflecting such Contracts, and any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws;

2.1.4.                All permits, authorizations, consents and approvals of any Governmental Entity used in connection with the Business to the extent transferable by applicable Law, including, without limitation, the items listed on Schedule 2.1.4 attached hereto;

2.1.5.                All books, records files and papers, whether in hard copy or electronic format, used in the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records (to the extent allowable under applicable Law), in each case, to the extent in Seller’s possession or control.  Seller shall be allowed access to or a copy of accounting records in order to meet audit, income tax and SEC filing obligations;

2.1.6.                All goodwill associated with the Business or the Purchased Assets; and

2.1.7.                All Accounts Receivable as of the Closing Date under (i) the PartyGaming Sponsorship Agreement or the PartyGaming International Contracts and (ii) the Centaurus Agreement.

2.2.          EXCLUDED ASSETS.  Notwithstanding any provision of Section 2.1, the following assets of Seller shall be excluded from the Purchased Assets, and all rights in, such assets shall remain exclusively with Seller (collectively, the “Excluded Assets”):

2.2.1.                all securities, equity interests, corporate minute books, stock transfer books, corporate seals and other documents relating to the organization, maintenance and existence of Seller and each of its Subsidiaries as entities;

2.2.2.                all taxpayer and other identification numbers;

2.2.3.                all Tax returns filed and associated Tax records and rights to refunds or claims to overpayments attributed to Tax payments made;

2.2.4.                all cash, cash balances, deposits and cash equivalents as of the Closing Date;

2.2.5.                all insurance policies and bonds and all prepaid expenses and deposits related thereto;

2.2.6.                all prepaid expenses relating to the operation of the Business or the Purchased Assets;

2.2.7.                all rights, claims, credits, causes of action or rights of set-off, and all rights to payment as a consequence of claims for refunds, rights of set off, rights of recovery and claims or causes of action relating to or in connection with the matters listed in Schedule 2.2.7 attached hereto, whether arising before or after the Closing Date;

2.2.8.                all rights of Seller under this Agreement and all other Transaction Documents;

2.2.9.                all rights of Seller with respect to the China Venture, whether arising before or after the Closing Date;

2.2.10.              all rights of Seller under the Contracts listed on Schedule 2.2.10 attached hereto (the “Excluded Contracts”) and all revenues and other proceeds arising in connection therewith, whether arising before or after the Closing Date;

2.2.11.              all tangible personal property listed on Schedule 2.2.11 attached hereto;

2.2.12.              all Accounts Receivable of Seller as of the Closing Date accruing, arising out of or relating to the Business or the Purchased Assets, other than (i) any Accounts Receivable under the PartyGaming Sponsorship Agreement or the PartyGaming International Contracts and (ii) any Accounts Receivable under the Centaurus Agreement; and

2.2.13.              the assets listed on Schedule 2.2.13 attached hereto.

2.3.          ASSUMPTION OF LIABILITIES.  On the Closing Date, Buyer will deliver to Seller the Assumption Agreement pursuant to which Buyer will, subject to the terms and conditions of this Agreement, effective as of the Closing Date, assume and agree to perform, discharge and satisfy, in accordance with their respective terms and subject to the respective conditions thereof, all obligations, duties and liabilities accruing, arising out of or relating to the conduct or operation of the Business, or the ownership or use of the Purchased Assets, after the Closing Date (collectively, the “Assumed Liabilities”).

2.4.          EXCLUDED LIABILITIES.  Buyer shall not assume and shall not be liable for, and Seller shall retain and remain solely liable for the following obligations, duties and liabilities of Seller (collectively, the “Excluded Liabilities”):

2.4.1.                Any obligations, duties and liabilities accruing, arising out of or relating to the conduct or operation of the Business, or the ownership or use of the Purchased Assets, on or up to and as of the Closing Date, including, without limitation, all Accounts Payable of Seller as of the Closing Date accruing, arising out of or relating to the Business or the Purchased Assets;

2.4.2.                Any obligations, duties and liabilities of Seller under each of the

Excluded Contracts;

2.4.3.                Any obligation, duties and liabilities of Seller with respect to the Excluded Assets;

2.4.4.                Any liability or obligation for Taxes (i) attributable to or imposed upon Seller or any of its Affiliates, or (ii) imposed upon the Purchased Assets, in each case, for any period (or portion thereof) prior to the Closing Date;

2.4.5.                Any fees or expenses of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby, other than and to the extent specifically provided herein; and

2.4.6.                Any obligation, duties and liabilities of Seller listed on Schedule 2.4.6 attached hereto.

2.5.          LIMITED LICENSE.  To allow Seller to perform its undertakings to third parties with respect to the Excluded Assets, including, without limitation, (i) under each of the Excluded Contracts, and (ii) for a period of nine (9) months following the Closing Date, with respect to the China Venture, including any amendments or modifications to the China Venture , at the Closing Buyer and Seller shall enter into a Limited License Agreement in the form of Exhibit A attached hereto (the “License Agreement”), pursuant to which Buyer grants to Seller a non-exclusive license to use certain Purchased Assets in the circumstances, and subject to the terms and conditions, set forth in the License Agreement.

2.6.          SPONSORSHIP AGREEMENT; PG ESCROW.  Reference is made to that certain Television Sponsorship Agreement dated November 31, 2006 by and between iGlobalMedia Marketing (Gibraltar) Limited, dba PartyGaming Marketing (Gibraltar), and Seller (the “PartyGaming Sponsorship Agreement”) and the contracts, agreements, arrangements, understandings, commitments entered into pursuant to or under the PartyGaming Sponsorship Agreement (collectively, the “PartyGaming International Contracts”).  All amounts payable to Seller under the PartyGaming Sponsorship Agreement and the PartyGaming International Contracts from and after July 10, 2009 and until the Closing Date shall be remitted to an escrow agent mutually satisfactory to Buyer and Seller, on behalf of and for the benefit of Seller, as escrow agent (which escrow agent may or may not be the same Person with respect to the various escrow accounts described in this Agreement  but, in any case, shall be mutually satisfactory to Buyer and Seller) (the “Escrow Agent”) (such amounts, collectively, the “PG Escrow Cash”), to be held by the Escrow Agent in accordance with the provisions of the Escrow Agreement in the form of Exhibit B-1, being executed and delivered by the parties hereto and by the Escrow Agent simultaneously with the execution and delivery of this Agreement (the “PG Escrow Agreement”).  The escrow account established pursuant to the PG Escrow Agreement is referred to as the “PG Escrow Account.”  At Closing, all amounts on deposit in the PG Escrow Account shall be distributed to Seller and credited to Buyer on a Dollar for Dollar basis against the payment of the Base Payment portion of the Purchase Price.  If this Agreement is terminated prior to the Closing pursuant to Section 10.1, all amounts on deposit in the PG Escrow Account shall be distributed to Seller.

2.7.          PURCHASE OF CLUBWPT.COM SUBSCRIPTION BUSINESS.  The parties hereto acknowledge that the ClubWPT.com subscription business is a Purchased Asset.  Prior to the Closing, the License Agreement shall be amended as necessary to exclude the ClubWPT.com subscription business.

3.      CONSIDERATION; ESCROW.

3.1.          CONSIDERATION.  In consideration of Seller’s entry into this Agreement, the acquisition of the Purchased Assets under Section 2 and all other undertakings and agreements contained herein, Buyer agrees to pay to Seller the following (collectively, the “Purchase Price”):

3.1.1.                at the Closing, Twelve Million Three Hundred Thousand Dollars (US$12,300,000)  (the “Base Payment”), payable by wire transfer of immediately available funds to Seller’s bank account, details of which shall be provided to Buyer in writing at least seventy-two (72) hours prior to the anticipated time of the Closing; and

3.1.2.                commencing on the Closing Date, on a going-forward monthly basis thereafter without expiration, the Revenue Payments (as defined below), payable as provided in Section 3.2 below.

Buyer and Seller have agreed that the amount of One Million Dollars (the “Initial Payment”) shall be promptly paid by Buyer to, or as directed by, Seller upon the execution of this Agreement by Buyer and Seller, but in no event later than one (1) Business Day following such execution, and that such amount shall be credited on a dollar for dollar basis against the payment of the Base Payment.

3.2.          REVENUE SHARING; RP ESCROW.

3.2.1.                For purposes hereof, the following terms shall have the following meanings:

3.2.1.1.             “Gross Gaming Revenue” means the sum of all revenues of Buyer and its Affiliates generated by the Business with the Purchased Assets that are attributable to gaming, including, without limitation, revenues from house win, rake and commission, revenues from the use or exploitation of any of the Trademarks that are attributable to gaming, revenues from the use or exploitation of any of the Domain Names that are attributable to gaming, or revenues from land-based (if any) or online gaming operations, less any value added Tax, gaming Tax or other revenue-related Tax arising in connection therewith, as determined in accordance with IFRS.

3.2.1.2.             “Other Revenue” means all revenues of Buyer and its Affiliates generated by the Business with the Purchased Assets, other than Gross Gaming Revenue, less (i) any value added Tax or revenue-related Tax and (ii) actual out-of-pocket costs incurred by Buyer or its Affiliates (provided, however, that if such costs involve payment to Persons who are Affiliates or related parties of the

Buyer, the amount deducted shall only be the fair market value of the products or services provided, which shall be determined in reference to the lesser of the costs of similar products and services that could be obtained from an unrelated third party on an arms’-length basis and the average cost of similar services provided by non-Affiliates to Buyer and its Affiliates), arising in connection therewith, as determined in accordance with IFRS.

Notwithstanding anything to the contrary in this clause Section 3.2.1 where a new revenue stream is created by Buyer and/or its Affilliates in relation to Section 3.2.1.1 or Section 3.2.1.2 which uses the Purchased Assets that revenue shall be subject to the revenue sharing arrangements hereunder.

3.2.2.                Commencing on the Closing Date, on a going-forward monthly basis thereafter without expiration, Seller shall be entitled to receive from Buyer, and Buyer shall be obligated to pay to Seller, in accordance with this Section 3.2, the following amounts (collectively, the “Revenue Payments”):

3.2.2.1.             5% (five percent) of Gross Gaming Revenue; and

3.2.2.2.             5% (five percent) of Other Revenue.

3.2.3.                Buyer shall make each Revenue Payment (less any amounts to be remitted to the Escrow Agent pursuant to Section 3.2.4 below) to Seller in cash on a monthly basis in arrears, not later than thirty (30) calendar days after the end of each calendar month during which the related revenue was actually received or recognized by the Buyer or its Affiliates (i.e., a Revenue Payment with respect to Gross Gaming Revenue or Other Revenue received in July shall be payable not later than August 30).  Contemporaneously with the making of each Revenue Payment, Buyer shall submit to Seller a detailed report (each, a “Revenue Report”), setting forth the data reasonably needed for Seller to track the Revenue Payment it is owed under this Agreement; provided, however, that if Buyer is bound by confidentiality undertakings to un-Affiliated third parties (e.g., customers), a Revenue Report need not contain identifying details with respect to such un-Affiliated third party.  The obligation of Buyer to make a Revenue Payment to Seller hereunder with respect to Gross Gaming Revenue or Other Revenue shall accrue upon such Gross Gaming Revenue or Other Revenue being actually received by Buyer or Buyer’s Affiliates.

3.2.4.                Notwithstanding the foregoing, in no event shall the Revenue Payments made by Buyer to Seller pursuant to this Section 3.2 be less than an aggregate amount of Three Millions Dollars (US$3,000,000) over the course of the three (3) years immediately following the Closing Date (the “Revenue Assurance Period”).  If on the three (3) year anniversary of the Closing Date, the Revenue Payments made to Seller during the preceding three (3) year period were less than Three Million Dollars (US$3,000,000) in the aggregate, Buyer shall immediately pay to Seller by wire transfer of immediately available funds the amount of such shortfall, less any remittance to the Escrow Agent that is required pursuant to Section 3.2.5.

3.2.5.                For purposes of Seller’s indemnification obligations set forth in this Agreement, out of each Revenue Payment accruing to Seller pursuant to Section 3.2.3 prior to the two (2) year anniversary of the Closing Date, Buyer shall deduct and remit to the Escrow Agent an amount equal to twenty percent (20%) of each such Revenue Payment (such amounts, collectively, the “RP Escrow Cash”), to be held by the Escrow Agent in accordance with the provisions of Section 9.4 hereof and the Escrow Agreement in the form of Exhibit B-2, to be executed and delivered by the parties hereto and by the Escrow Agent at the Closing (the “RP Escrow Agreement”), which amounts shall be remitted by wire transfer of immediately available funds to the Escrow Agent’s bank account, not later than thirty (30) calendar days after the end of each calendar month during which the corresponding Revenue Payment accrues (i.e., if a Revenue Payment accrues in July, twenty percent (20%) shall be remitted to the Escrow Agent not later than August 30).  The escrow account established pursuant to the RP Escrow Agreement is referred to as the “RP Escrow Account.”

3.2.6.                While this Agreement is in effect and for a period of at least three (3) years thereafter, Buyer shall maintain such books and records (collectively, “Records”) as are necessary to substantiate Gross Gaming Revenue and Other Revenue and that the Revenue Payments, the payments of RP Escrow Cash and the revenue reports submitted to Seller by Buyer are accurate in all respects.  All Records shall be maintained in accordance with IFRS.  Once during every twelve (12) month period from and after the execution hereof, Seller or its agents or representatives who have undertaken confidentiality commitments in favor of Buyer in form and scope substantially similar to the confidentiality commitments of Seller hereunder, shall have the right at Seller’s own expense, during normal business hours, upon at least ten (10) calendar days written notice to examine and audit, and Buyer shall make available to Seller Buyer’s personnel and all of the Records.  Following the Closing, so long as Buyer remains obligated to make Revenue Payments to Seller hereunder, Seller shall have the right once each calendar quarter, during normal business hours, upon at least seven (7) calendar days written notice to Buyer, to have its Representatives (up to a maximum of two (2) persons) to meet either in-person or by teleconference, at the sole discretion of Seller, with one (1) or more executive officers of Buyer that are familiar with the Business and other ongoing operations of Buyer to discuss the Business and other ongoing operations of Buyer as they pertain to the Revenue Payments.

3.3.          PAYMENTS HEREUNDER.  All payments due under this Agreement shall be payable in United States dollars ($).  Conversion of foreign currency to U.S. dollars shall be made at the same rate as that which is used in Buyer’s general ledger for that time period so long as that rate is reasonable.  Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Buyer shall be entitled to withhold and deduct any and all mandatory payments, taxes, duties and the like for which Seller is liable and which Buyer is required to withhold or deduct under applicable Law.  Any payments by Buyer that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by Law, at one percentage point above the Prime Rate reported on the date payment is due.  Any payment due hereunder on a day that is not a Business Day shall be made on the first Business Day thereafter.

3.4.          NON-CIRCUMVENTION.  It is the intent of the parties that Seller, through its right to receive Revenue Payments, will have an ongoing participation in the revenue generated by the “World Poker Tour” and “Professional Poker Tour” brands (and the other Purchased Assets), and that the Purchased Assets shall generate identifiable revenues which shall be included in the calculation of Revenue Payments.  The Buyer shall not take any action or omit to take any action the purpose or effect of which is to undermine such ongoing participation by exploiting “World Poker Tour” and “Professional Poker Tour” brands (and the other Purchased Assets) in such a manner as makes or would make it difficult to track Seller’s participation and to remunerate Seller to the full extent contemplated herein.  Additionally, Buyer shall not circumvent or evade or attempt to circumvent or evade its obligations to Seller under this Agreement, including, without limitation, its obligation to make material and reasonable efforts to generate Gross Gaming Revenue and Other Revenue and to make Revenue Payments to Seller, nor shall Buyer induce or conspire with any third party, including, but not limited to, any of its Affiliates, to circumvent or evade or attempt to circumvent or evade any such obligations.  For purposes of clarity, nothing in this paragraph is intended to restrict the Buyer’s right to conduct its own business as it sees fit.

4.      REPRESENTATIONS AND WARRANTIES OF SELLER.  Subject to the overriding principle that obligations and liabilities associated with the Acquired Assets up until Closing Date shall remain with Seller and thereafter with Buyer and pursuant to the mechanism set forth in Section 9.6.4 herein, each representation and warranty set forth below is qualified by any exception or disclosure set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”).  Such Seller Disclosure Schedule is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Section 4, and disclosures in each section of such Seller Disclosure Schedule qualify only the corresponding numbered and lettered section of this Section 4 (it being understood that any matter disclosed in any section of the Seller Disclosure Schedule shall be deemed to be disclosed in any other section of the Seller Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section).  In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, except as otherwise provided in this Agreement or any exhibit or schedule hereto, will be deemed to be repeated at and will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is made and given as of the date hereof with the intention of inducing Buyer to enter into this Agreement.  Seller represents and warrants to the Buyer as follows:

4.1.          ORGANIZATION, STANDING AND POWER.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets or the Business.  Seller is duly qualified or licensed as foreign corporations to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets or the Business.

4.2.          AUTHORITY.  The execution and delivery of this Agreement by Seller and of the other Transaction Documents to be executed and delivered by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby will, on the Closing Date (but not on the date of this Agreement), have been duly authorized by all necessary action by the board of directors of Seller, and no other act or proceeding on the part of or on behalf of Seller will be necessary on the Closing Date to approve the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  Seller has the requisite power and authority to execute and deliver this Agreement and on the Closing Date will have the requisite power and authority to execute and deliver all of the other Transaction Documents to be executed and delivered by Seller pursuant hereto, and to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

4.3.          EXECUTION AND BINDING EFFECT.  This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other Transaction Documents to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

4.4.          CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES.  Other than (i) the permits, authorizations, consents and approvals of any

Governmental Entity which are listed in Section 4.4 of the Seller Disclosure Schedule, and (ii) filings and/or notices under the Exchange Act or the rules of NASDAQ (the “Governmental Authorizations”), there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

4.5.          NO VIOLATION.  Except as set forth in Section 4.5 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement and all of the other Transaction Documents to be executed and delivered by Seller pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, including the Material Contracts, but excluding the Non-Material Contracts, (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound.

4.6.          CONSENTS.  Section 4.6 of the Seller Disclosure Schedule sets forth each Material Contract requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each, a “Consent”).  The affirmative votes of the holders of at least a majority of the outstanding Shares are the only votes of the holders of any of Seller’s capital stock necessary to approve this Agreement and the transactions contemplated hereby under applicable Law, Seller’s organizational documents or any Contract to which Seller is a party or is otherwise bound.

4.7.          ASSETS GENERALLY.

4.7.1.                The Purchased Assets include all properties, tangible and intangible, currently used by Seller in operating the Business and necessary for Buyer, if it so desires, to operate the Business after the Closing Date in a manner substantially equivalent to the manner currently operated by Seller, other than the Excluded Assets.  Other than the Consents and the Governmental Authorizations, no other licenses or consents from any other Person are necessary for Buyer, if it so desires, to operate the Business in substantially the manner currently operated by Seller.

4.7.2.                Seller holds good and valid title, license to or leasehold interest in all of the Purchased Assets, free and clear of all Liens, except for Liens described in Section 4.7.2 of the Seller Disclosure Schedule (“Permitted Liens”).  Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title, license or leasehold interest to the Purchased Assets, free and clear of any Liens, other than Permitted Liens.

4.7.3.                All of the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, as required for their use in the Business as now being conducted, and no written notice of any material violation of any Law relating to any of the Purchased Assets or Assumed Liabilities has been received by Seller.

4.8.          INTELLECTUAL PROPERTY.

4.8.1.                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property forming part of the Purchased Assets and, to the Knowledge of Seller will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property or in any material way impair the right of Buyer or any of its Affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property or portion thereof.

4.8.2.                Except as set forth in Section 4.8.2 of the Seller Disclosure Schedules, neither the development, manufacture, marketing, license, sale or use of any product or intellectual property currently licensed, used or sold by Seller in the Business or currently under development in the Business violates any license or agreement to which Seller is a party, or infringes any copyright, trademark, service mark, trade secret or other intellectual property, or to the Knowledge of Seller, any patent, of any other party.  All registered Intellectual Property (including, without limitation, trademarks, domain names, service marks, patents and copyrights) are subsisting and, to the Knowledge of Seller, valid.  There is no pending or, to the Seller’s Knowledge, threatened claim against the Company or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Purchased Assets (including, without limitation, the Intellectual Property) necessary or required for, or used in, the conduct of the Business nor, to Seller’s Knowledge, is there any basis for any such claim, nor has Seller received any written notice asserting that any such Purchased Asset (including, without limitation, the Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Seller’s Knowledge, is there any basis for any such assertion.  To Seller’s Knowledge, there is no material unauthorized use, infringement or misappropriation on the part of any third party of the Purchased Assets (including, without limitation, the Intellectual Property).

4.8.3.                Section 4.8.3 of the Seller Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to any Law by Seller to perfect or protect its interest in the Intellectual Property, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

4.8.4.                Seller has taken commercially reasonable steps to maintain the secrecy and confidentiality of those of the Purchased Assets (including without limitation the Intellectual Property) which are of a confidential or proprietary nature.

4.8.5.                All fees to maintain Seller’s rights in the Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property due and payable prior to the Closing Date, have been paid by Seller.

4.9.          LICENSES AND PERMITS.  Seller (i) holds all material consents, approvals, registrations, certifications, authorizations, permits and licenses (collectively, the “Permits”), and (ii) has made all filings with, or notifications to, all Governmental Entities, in each case, in compliance with applicable requirements of all Laws required for the operation of the Business in the manner that it is currently being conducted by Seller.  Seller is in compliance with all Laws relating to the products manufactured or services offered by the Business or otherwise related to the Business, except for such non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets.  Seller has not received any written notice that any Permit used in the Business is invalid or has been or is being suspended, canceled or revoked.  There is no investigation or inquiry to which Seller is a party or, to Seller’s Knowledge, pending or threatened against Seller, relating to the compliance of Seller with any applicable Laws.

4.10.        EMPLOYEES; CONSULTANTS.

4.10.1.              Section 4.10.1 of the Seller Disclosure Schedule sets forth the names, compensation levels (including bonuses, commissions, and deferred compensation), share option position, if any, pensions (including those required by all applicable Laws), retirement benefits, company cars, profit sharing, any interests in any incentive compensation plan, unused accrued vacation, and job titles of all of the employees and consultants engaged by Seller in connection with the Business as of the date hereof.  A copy of all written (and a summary description of any oral) agreements described in this Section 4.10 have been made available to Buyer prior to the date hereof.

4.10.2.              Seller has complied in all material respects with all legal requirements relating to employment, wages, hours, benefits, pensions, the payment of social security and similar taxes.  Seller is not liable to any Governmental Entity or other Person for the payment of any damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

4.10.3.              Except as set forth in Section 4.10.3 of the Seller Disclosure Schedules, The employment of each officer and employee of Seller is terminable upon not more than thirty (30) days prior notice at the will of Seller.  To Seller’s Knowledge, no officer nor any employee intends to terminate their employment with Seller, nor does Seller have a present intention to terminate any of the foregoing, except for such terminations which shall occur in connection with the Closing as contemplated hereunder.

4.10.4.              Except as set forth on Section 4.10.4 of the Seller Disclosure Schedule, Seller is not a party to a collective bargaining agreement with any trade union, Seller’s employees are not members of a trade union certified as a bargaining agent with Seller, and no proceedings to implement any such collective bargaining agreement or certifications are pending.

4.11.        EMPLOYEE BENEFIT AND COMPENSATION PLANS.  Seller will retain liability for, and on account of, any employee benefit plan of Seller, including, but not limited to, liabilities Seller may have to such employees under all of Seller’s employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee as a result of termination of employment by Seller as contemplated by this Agreement, except to the extent the same is assumed by Buyer in accordance herewith.

4.12.        TAXES.  All Taxes of Seller with respect to the Business and the Purchased Assets have been or will be paid by Seller for all periods (or portions thereof) prior to and including the Closing Date.  Seller has duly filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date with respect to the Business and Purchased Assets, and all such returns and reports are true and correct in all material respects.  There are no Liens for Taxes on any of the Purchased Assets, other than Liens for Taxes not yet due and payable or which are being contested in good faith.  Seller has complied in all material respects with all Tax reporting obligations relating to income and employment Taxes due with respect to compensation paid to employees or independent contractors providing services to the Business.  There are no pending or, to Seller’s Knowledge, threatened proceedings with respect to Taxes of Seller pertaining to the Business or the Purchased Assets, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of such Taxes.

4.13.        COMPLIANCE WITH LAW.  The operation of the Business by Seller has been conducted in all material respects in accordance with all applicable Laws, and other requirements of Governmental Entities having jurisdiction over the same.

4.14.        CONTRACTS.

4.14.1.              Section 4.14 of the Seller Disclosure Schedule contains a list of each Contract that is a Material Contract (as defined below), including, without limitation, such Material Contracts that are: Customer Agreements, material distributor, broker, franchise, agency and dealer contracts and agreements of the Business and material sales promotion, market research, marketing and advertising contracts and agreements of the Business; material management contracts with independent contractors or consultants (or similar arrangements) of the Business; contracts and agreements (excluding routine checking account overdraft agreements involving  petty cash amounts) under which the Business has created, incurred, assumed or guaranteed indebtedness of itself or of any third-party Person or under which the Business has imposed a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness; contracts and agreements that limit the ability of any Person related to the Business, or any of its affiliates, to compete in any line of business or in any geographic area or during any period of time, or to solicit any customer or client; material contracts pursuant to which the Business has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer.  For purposes of this Agreement, “Material Contract” means a Contract pursuant to which Seller is contractually obligated to make payments in excess of One Hundred Thousand Dollars (US$100,000) in the aggregate over the remaining term of the Contract; provided, however, that “Material Contract” shall not include (i) any Contract that is terminable by Seller at a cost of no more than One Hundred Thousand Dollars (US$100,000), (ii) the PartyGaming Sponsorship Agreement or any PartyGaming International Contract or (iii) any Excluded Contract.  For the avoidance of doubt, Seller shall not be obligated to list in Section 4.14 of the Seller Disclosure Schedule any Contract that is not a Material Contract.  The Contracts relating to the Business or Purchased Assets that have not been disclosed in the Seller Disclosure Schedule or in any of the other schedules to this Agreement do not contractually obligate the Seller to make payments in excess of Five Hundred Thousand Dollars (US$500,000) in the aggregate over the remaining term of such Contracts (for clarity, if a Contract is terminable by Seller only amounts that Seller is contractually obligated to pay notwithstanding the termination shall be counted for purposes of this representation and warranty).

4.14.2.              Each Material Contract is a legal, valid and binding obligation of the parties thereto; Seller is in compliance therewith except for such failure to comply which would not reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets; to Seller’s Knowledge, the other party thereto is not in default thereunder, nor has any Material Contract been canceled by the other party; and Seller is not in receipt of any claim of default by Seller under any Material Contracts.  Seller has made available to Buyer true and complete copies of all Material Contracts together with all amendments, waivers or other changes thereto.  Seller is in compliance with each Contract relating to the Business or Purchased Assets that is not a Material Contract (the “Non-Material Contracts”), except for such failure to comply which would not reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

4.15.        LITIGATION; OTHER CLAIMS.

4.15.1.              There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of their respective officers, directors or stockholders, relating to the Business or the Purchased Assets which are currently pending or, to the Knowledge of Seller, threatened against Seller, at Law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor, to the Knowledge of Seller, is there any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and, to the Knowledge of Seller, no Governmental Entity has at any time challenged or questioned the legal right of Seller to offer or sell any of the products or services currently offered by it in connection with the Business; in each such case, other than claims, actions, suits, inquiries, proceedings, investigations, or challenges that target the gaming or poker industries, or any subset thereof, generally and that are not particular to Seller, the Business and the manner in which Seller conducts the Business and other than as set forth in Section 4.15.1 of the Seller Disclosure Schedule.  It is specifically represented that Seller has conducted its subscription model gaming business based on its good faith interpretation of legal advice obtained in each relevant jurisdiction.

4.15.2.              There are no grievance or arbitration proceedings pending or, to the Knowledge of Seller, threatened, and there are no actual or, to the Knowledge of Seller, threatened strikes or work stoppages with respect to the Business, the Purchased Assets or its employees.

4.16.        DEFAULTS.  Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Business or any of the Purchased Assets.  Seller has not received written notice of any default by Seller under any agreement entered into by Seller as part of the operations of the Business and to Seller’s Knowledge there is no default, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any such agreement which could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and no written notices of breach thereof have been received by Seller.

4.17.        INSURANCE.  Section 4.17 of the Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets in effect on the date hereof.  There is no claim by Seller pending under any of such policies or bonds as to which to Seller’s Knowledge coverage has been denied or disputed by the underwriters of such policies and bonds.  All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  To Seller’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

4.18.        SCHEDULES.  The schedules describing the Purchased Assets are true and correct in all material respects and describe the assets in the possession of, or used by, Seller, in connection with the Business, as required by this Agreement, other than the Excluded Assets.

4.19.        BROKERS AND FINDERS.  Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

4.20.        SUBSIDIARIES.  Section 4.20 of the Seller Disclosure Schedule sets forth each Subsidiary of Seller.  Other than such Subsidiaries, Seller does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement.

5.      REPRESENTATIONS AND WARRANTIES OF BUYER.

Each representation and warranty set out in this Section 5 is not qualified in any way whatsoever and, except as provided in this Agreement or in the exhibits or schedules hereto, will be deemed to be repeated at and will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is made and given as of the date hereof with the intention of inducing Seller to enter into this Agreement.  The Buyer represents and warrants to Seller as follows:

5.1.          ORGANIZATION, STANDING AND POWER.  Buyer is a private limited company duly organized, validly existing and in good standing under the laws of Gibraltar.  Parent is a private limited company duly organized, validly existing and in good standing under the laws of Gibraltar.  Neither the Buyer, nor any of their Affiliates, own, of record or beneficially, any Shares.

5.2.          AUTHORITY.  The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by Buyer’s board of directors and Parent’s board of directors, and no other act or proceeding on the part of or on behalf of Buyer or Parent is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

5.3.          EXECUTION AND BINDING EFFECT.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

5.4.          CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES.  Other than the Gibraltar regulatory requirement to approve organizational changes to the Parent, there is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by Buyer or Parent of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated herein or therein.

5.5.          NO VIOLATION.  Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Articles or Bylaws (or similar corporate document) of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, lease or other instrument or obligation to which Buyer or by which any of the assets of Buyer is bound, or (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any properties or assets of Buyer may be bound.

5.6.          CONSENTS.  No consents of any third party are required as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Buyer.

5.7.          BROKERS AND FINDERS.  Neither Buyer, Parent nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

6.      REQUISITE STOCKHOLDERS VOTE; THIRD PARTY CONSENTS; NO SOLICITATION OF CONFLICTING TRANSACTIONS.

6.1.          SOLICITATION OF REQUISITE STOCKHOLDER VOTE.

6.1.1.                As soon as practicable following the execution and delivery of this Agreement, Seller shall at its own expense file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereto, the “Proxy Statement”).  Seller will provide Parent a reasonable opportunity to review and consult with Seller regarding the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and Seller shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC.

6.1.2.                Seller shall cause the Proxy Statement, and the letter to stockholders, the notice of meeting and the form of proxy provided to stockholders of Seller therewith at the time that the Proxy Statement is first mailed to the stockholders of Seller and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of Seller contained in this Section 6.1.2 shall not apply to any information supplied by Parent or Buyer or any of their respective representatives to Seller for purposes of inclusion in or incorporation by reference in the Proxy Statement.

6.1.3.                Parent shall cause any information supplied by it or Buyer or any of their respective representatives in writing for inclusion or incorporation by reference in the Proxy Statement, at the time that the Proxy Statement is first mailed to the stockholders of Seller and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.1.4.                As promptly as practicable after the filing of the Proxy Statement in definitive form, Seller, acting through its board of directors shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) to consider and vote upon the approval of the transaction contemplated herein to the extent required by the DGCL (the “Acquisition”).  Except in the event of a Change of Company Recommendation specifically permitted by Section 6.2.4, (a) the Proxy Statement shall include the Company Recommendation and (b) the board of directors of Seller shall take all reasonable lawful action to solicit the approval of the Acquisition by the holders of a majority of the outstanding Shares entitled to vote on such matter (the “Requisite Stockholder Vote”).

6.1.5.                Seller shall as soon as reasonably practicable notify Parent of the receipt of all comments (written or oral) of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between Seller and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.  Seller and Parent shall each use reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and Seller shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that Seller may commence mailing the Proxy Statement.  Subject to applicable Laws, Seller and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated by this Agreement.

6.1.6.                Seller’s board of directors shall recommend that Seller’s stockholders approve the Acquisition at the Stockholders’ Meeting (the “Company Recommendation”).

6.2.          NO SOLICITATION OF CONFLICTING TRANSACTION.

6.2.1.                Subject to Section 6.2.3 and Section 6.2.4, from the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 10, Seller shall not, and shall cause its Subsidiaries and its directors (to the extent acting in their capacity as such), officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:  (i) initiate, or solicit or knowingly facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve, endorse or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.  Seller shall immediately cease, and shall cause its Subsidiaries and Representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by Seller, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal.

6.2.2.                For purposes of this Agreement, the term: (A) “Acquisition Proposal” means any inquiry, offer or proposal, made by a Person or group at any time relating to any direct or indirect acquisition of (i) more than 10% of the assets of Seller and its Subsidiaries, taken as a whole, (ii) beneficial ownership of more than 10% of the outstanding equity securities of Seller, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 10% of any class of outstanding equity securities of Seller, or (iv) any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Acquisition; (B) “Superior Proposal” means any bona fide Acquisition Proposal made in writing that (a) is on terms that the board of directors of Seller has determined in good faith (after consultation with Seller’s outside counsel) are more favorable to Seller’s stockholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Buyer after Buyer’s receipt of notice under Section 6.2.4.1, and (b) which the board of directors of Seller has determined in good faith (after consultation with Seller’s outside counsel) is reasonably likely to be consummated (if accepted) (the foregoing determinations shall be made after consultation with Seller’s outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal); and (C) “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Seller than those contained in the Confidentiality Agreement.

6.2.3.                Notwithstanding anything to the contrary contained in Section 6.2.1, if at any time following the date of this Agreement and prior to the Requisite Stockholder Vote (i) Seller has received a written Acquisition Proposal from a third party that the board of directors of Seller believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 6.2, (iii) the board of directors of Seller determines in good faith, after consultation with its outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of Seller determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then Seller may (A) furnish information (including non-public information) with respect to Seller and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that Seller (x) gives Buyer written notice of the identity of such Person and of Seller’s intention to furnish information to, or enter into discussions with, such Person at least one Business Day prior to furnishing any such information to, or entering into discussions with, such Person, and (y) will not, and will not allow its Subsidiaries or Representatives to disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement.

6.2.4.                Notwithstanding anything in Section 6.2.1 to the contrary, if Seller receives an Acquisition Proposal which the board of directors of Seller concludes in good faith, after consultation with outside counsel, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer, including pursuant to clause (ii) below, the board of directors of Seller may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with the fiduciary duties of the board of directors to the stockholders of Seller under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Buyer, the Company Recommendation (a “Change of Company Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the board of directors of Seller may not withdraw, modify or amend the Company Recommendation in a manner adverse to Parent or Buyer pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination shall be null and void and of no effect) unless with respect to clause (z) above, Seller pays the Company Termination Fee pursuant to Section 10.2.2:

6.2.4.1.             Seller shall have provided prior written notice to Buyer, of its intention to take any action contemplated in Section 6.2.4 with respect to a Superior Proposal at least four Business Days in advance of taking such action (the “Notice Period”), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of each definitive agreement with respect to such Superior Proposal (each, an “Alternative Acquisition Agreement”); and

6.2.4.2.             prior to effecting such Change of Company Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, Seller shall provide Buyer the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of Seller during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Buyer (to the extent Buyer so requests in writing) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.  In the event of any subsequent material revisions to such Superior Proposal, Seller shall deliver a new written notice to Buyer and comply with the requirements of this Section 6.2.4, and the Notice Period shall recommence.

6.2.5.                Nothing contained in this Agreement (including, without limitation, this Section 6.2) shall prohibit the board of directors of Seller from (i) taking and disclosing to the stockholders of Seller a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act , or (ii) disclosing the fact that the board of directors of Seller has received an Acquisition Proposal and the terms of such proposal, if the board of directors of Seller determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of Seller is listed; provided, however, that any such disclosures (other than “stop, look and listen” letters or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Company Recommendation (including for purposes of Section 10.1.7) unless the board of directors of Seller expressly publicly reaffirms its Company Recommendation not more than five (5) Business Days after a written request by Buyer to do so (provided that, if such written notice is delivered to Seller less than five (5) Business Days prior to the Stockholders Meeting, the board of directors of Seller shall so reaffirm its Company Recommendation at least one (1) Business Day prior to the Stockholders Meeting).

6.3.          OBTAINING REGULATORY APPROVALS; THIRD PARTY CONSENTS. Each of Seller and the Buyer shall, following the execution of this Agreement, use its commercially reasonable efforts to execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required in connection with the consummation of the transactions contemplated hereby.  Each of Seller and the Buyer shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.  To the extent permitted by applicable Law, each of Seller and the Buyer shall promptly inform the other of any material communication to Seller or the Buyer (as applicable) from any Governmental Entity regarding the transactions contemplated hereby.  If Seller or the Buyer or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Seller or the Buyer (as applicable) shall use its commercially reasonable efforts to make or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Each of Seller and the Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Further, Seller shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contracts to which Seller is a party (including all consents, waivers and approvals set forth in the Seller Disclosure Schedule) as are required thereunder in order to consummate the transactions contemplated by this Agreement.

6.4.          CERTAIN NOTIFICATIONS.  At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any failure to satisfy any of the conditions specified in Section 8.4 or Section 8.5 of this Agreement.

7.      ADDITIONAL COVENANTS OF THE PARTIES.

Each of the parties hereto agrees that it shall undertake as follows:

7.1.          ACCESS TO INFORMATION.

7.1.1.       Prior to the Closing, Seller will permit Buyer to make a full and complete investigation of the Business and the Purchased Assets and to receive from Seller all reasonably requested information of Seller relating to the Purchased Assets or Seller’s conduct of the Business.  Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives reasonable access, during normal business hours, and in a manner so as not to interfere with the normal business operations of Seller, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Purchased Assets or reasonably related to Seller’s conduct of the Business and allow Buyer and any such representatives to make copies thereof, at Buyer’s expense.  This Section 7.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

7.1.2.       At all times following the Closing, each party shall provide the other party (at such other party’s expense) with such reasonable assistance, including the provision of available relevant records or other information, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

7.2.          SELLER’S CONDUCT OF THE BUSINESS PRIOR TO CLOSING.  During the period commencing on the date of this Agreement and expiring on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10, Seller will conduct the Business in its ordinary and usual course in all material respects, consistent with past practice, and will use commercially reasonable efforts to preserve substantially intact all rights, privileges, franchises and other authority of the Business, to retain its employees and consultants and to maintain its relationships with licensors, licensees, suppliers, contractors, distributors and customers.  Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any event which could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.  Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

7.2.1.       will not create, incur or assume any obligation which would result in a Material Adverse Effect on the Business, the Purchased Assets or Buyer’s ability to conduct the Business in substantially the same manner as conducted by Seller on the date of this Agreement;

7.2.2.       will not increase the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any employee except in the ordinary course of business consistent with past practices;

7.2.3.       will maintain insurance coverage consistent with past practices;

7.2.4.       will not sell, dispose of or encumber any material portion of the Purchased Assets or license any Purchased Assets to any Person, except in the ordinary course of business consistent with past practices;

7.2.5.       will not enter into any material agreements or commitments relating to the Business, except in the ordinary course of business consistent with past practices;

7.2.6.       will comply in all material respects with all Laws applicable to the Business;

7.2.7.       will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;

7.2.8.       will not make any material change or announce any such change to the products or services sold by the Business;

7.2.9.       will not expand the use of the Purchased Assets within the organization of Seller, except in the ordinary course of business consistent with past practice;

7.2.10.     will not violate the terms of any of the Material Contracts in any material respect or enter into any material amendment to any of the Material Contracts outside of the ordinary course of business consistent with past practice;

7.2.11.     will not commence a lawsuit related to or involving the Purchased Assets other than (i) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages, (ii) for the collection of bills and trademark, domain name or anti-piracy matters in the ordinary course of business (iii) in such cases where Seller in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with Buyer prior to the filing of such a suit or (iv) for a breach of this Agreement or the other Transaction Documents or enforcement of Seller’s right hereunder or thereunder; or

7.2.12.     will reasonably cooperate with Buyer in its efforts to employ the Employees at the Closing.

For the avoidance of doubt, the covenants set forth in this Section 7.2 are limited to the Business and the Purchased Assets and are not intended to in any way limit or proscribe Seller’s conduct with respect to the Excluded Assets.

7.3.          FUTURE AGREEMENTS.  In the event Seller acquires or creates any asset, or enters into any agreement, between the date of this Agreement and the Closing that relates primarily to the Business (other than the Excluded Assets), then Seller agrees to report to Buyer, at least three (3) calendar days prior to the Closing (unless such asset was acquired or created or such agreement was entered into within three (3) calendar days prior to the Closing, in which event the Seller agrees to report to Buyer as soon as reasonably practicable, but in any event prior to the Closing), the details of all such assets and agreements and, upon Buyer’s request, to include any such asset or agreement within the Purchased Assets.

7.4.          PERMITS.  Seller will use commercially reasonable efforts to assist Buyer in obtaining any licenses, permits or authorizations required for carrying on the Business but which are not transferable.

7.5.          CHANGE OF NAME.  Promptly following the Closing, Seller shall change its name to another name that does not include any of the Purchased Assets.

7.6.          CONFIDENTIALITY UNDERTAKING.  Seller undertakes that, except to the extent required by Law, it will: (i) hold any information relating, directly or indirectly, in whole or in part, to this Agreement, the subject matter hereof, the Purchased Assets or the Business, including, but not limited to, the terms of this Agreement, all Customer Agreements and all copies thereof and all rights whatsoever therein, other than information that is or becomes available to the public other by reason of Seller’s breach of their obligations under this Agreement (collectively, “Confidential Information”) in confidence and protect the Confidential Information to the same extent and by the same means they use to protect the confidentiality of their own proprietary or confidential information that they do not wish to disclose and not less than commercially reasonable means; (ii) not make any use of the Confidential Information, save as provided for under this Agreement; and (iii) restrict disclosure of Confidential Information solely to those of their Affiliates, stockholders, directors, officers, representatives, agents, employees, advisors or consultants with a need to know such information, will advise those of its employees and consultants to whom the Confidential Information is disclosed of their obligations under this Agreement with respect to the Confidential Information, and shall be responsible and liable for any breach of confidentiality by such employees or consultants; provided; however, that Seller may disclose Confidential Information (i) to the extent necessary or desirable to establish, enforce or assert any claims or defenses in connection with any legal proceeding by or against it, or (ii) to the extent otherwise required by Law or requested by any governmental or regulatory authority, provided; however that prior to any such disclosure, Seller will, to the extent practicable and not otherwise prohibited by applicable Laws, provide prompt written notice thereof to Buyer and use commercially reasonable efforts, at Buyer’s expense, to cooperate with Buyer so as to enable it to seek an appropriate protective order or other remedy.

7.7.          POST-CLOSING RETENTION OF COPIES.  From and after the Closing Date Seller shall be permitted to retain copies of books and records of any kind relating to the Business or the Purchased Assets in accordance with its ordinary record keeping practices, subject always to its commitments under this Agreement, including Section 7.6.

7.8.          PUBLIC ANNOUNCEMENTS.

7.8.1.       Any external communications concerning the fact of this Agreement, its substance, or its consequences to any party or to the sector, shall require the approval and sign off of the Buyer prior to it being disseminated in any way, other than to the extent that may be required by reason of applicable Law, the rules or regulations of any applicable governing or regulatory body or a mandatory requirement of any stock exchange having jurisdiction over Seller, in which case the recipient shall disclose only such information to the extent legally required and where practicable, provide the Buyer with notice of any potential or actual communication in advance so as to allow the Buyer an opportunity to contest the contents of the communication.

7.9.          EMPLOYEE MATTERS.

7.9.1.       Buyer may extend offers of employment to certain employees of Seller (such employees who accept Buyer’s offers of employment are referred to herein as the “Transferring Employees”).  Seller shall provide Buyer with reasonable access to meet with and interview its employees during normal business hours, provided that such access shall not unduly interfere with the operation of the business of Seller prior to the Closing; provided, however, that, any of Buyer’s meetings with or other access to the employees of Seller shall require either (i) the presence at such meeting, whether in person or by telephone or other remote electronic means, of a representative of Seller or (ii) the prior written consent of Seller.  Immediately prior to the Closing, each Transferred Employee shall resign or be terminated effective immediately after the Closing.  Upon such resignation, Seller shall pay to such Transferring Employees all compensation, bonus and other amounts due and payable to such Transferring Employees in connection with such terminations of employment with Seller in accordance with Seller’s regular employment policies and practices.  To the extent permitted by Buyer’s (or others on its behalf’s) benefit plans, the employee benefit plans of Buyer in which the Transferring Employees, if any, are eligible to participate shall take into account, for purposes of eligibility, waiting periods, and pre-existing periods, the service of such Transferring Employees with Seller as if such service were with Buyer.  For the avoidance of doubt, Seller alone shall pay to employees of Seller who were not offered a position with Buyer, or who do not accept Buyer’s offers of employment, all compensation, bonus and other amounts due and payable to such employees in connection with their continued employment by Seller or the termination of their employment by Seller.

7.9.2.       No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any Affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any Affiliate of Seller or Buyer.  Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

7.10.        INVITATIONAL SEATS.  Commencing on the Closing Date, on a going-forward basis thereafter without expiration, Seller shall be entitled to receive, and Buyer shall provide to Seller, six (6) invitational seats per year for the WPT Celebrity Invitational, or, if such event is not held in a given year, a substantially similar event during such year to the extent such an event is being operated by the Buyer or their Affiliates.  Any person taking one of these invitational seats will wear the branding associated with the revenue payment herein (and no other brand(s) unless agreed in advance in writing by the Buyer).

7.11.        ALLOCATION OF PURCHASE PRICE.  Seller and Buyer agree that the

Purchase Price shall be allocated in accordance with the allocation schedule delivered by Seller, a copy of which is attached hereto as Schedule 7.11 (the “Allocation Schedule”).  After the Closing Date, Seller and Buyer will each file all federal, state, local and foreign tax returns, as applicable, in accordance with the Allocation Schedule.  With respect to any tax returns filed by the parties hereto, (i) no party will take a position on any tax return, before any tax authority or in any judicial proceeding, that is in any way inconsistent with the Allocation Schedule without the written consent of both Seller and Buyer or unless specifically required pursuant to a determination by the applicable tax authority; (ii) the parties will commercially reasonable efforts cooperate with each other in connection with the preparation, execution and filing of all tax returns related to the Allocation Schedule; and (iii) the parties will promptly advise each other regarding the existence of any tax audit, controversy or litigation relating to such allocation.

7.12.        ACQUISITION OF BUYER.

7.12.1.     Definitions.  For purposes of this Agreement “Buyer Acquisition Transaction” shall mean a transaction or series of transactions relating to, or involving the acquisition, license (other than a license for value in the ordinary course of business consistent with past practice), pledge or other disposal, of any type or nature whatsoever, of any portion of the Business or any of the Purchased Assets or a twenty-five percent (25%) or higher interest in Buyer’s capital stock (whether or not outstanding), whether by merger, reorganization, purchase of assets, tender offer, license or otherwise (other than issuances of Buyer capital stock pursuant to the exercise of currently outstanding Buyer options or warrants), or any consolidation, business combination, merger or similar transaction involving Buyer, or any recapitalization, restructuring, liquidation or dissolution of Buyer.  For the purposes of clarity, nothing in this paragraph shall impair or restrict the ability of Parent or its Affiliates to sell itself or themselves  or engage in material corporate transactions regarding itself or themselves.

7.12.2.     Buyer Acquisition Transaction.  The Buyer shall not, at any time during which Seller is entitled to receive Revenue Payments hereunder, enter into, consummate or agree to enter into any Buyer Acquisition Transaction without the prior written consent of Seller, such consent not to be unreasonably withheld, unless such Buyer Acquisition Transaction is part of the sale of substantially all of the assets of the Buyer.  In the event that at any time following the Closing, the Buyer or its Affiliates propose to enter into any Buyer Acquisition Transaction:

7.12.2.1.          At least thirty (30) calendar days prior to the consummation of any Buyer Acquisition Transaction, the Buyer shall deliver a written notice (the “Acquisition Notice”) to Seller of their intent to enter into a Buyer Acquisition Transaction.  The Acquisition Notice shall set forth in reasonable detail all material terms and conditions of such Buyer

Acquisition Transaction and shall contain a representation and warranty that such Buyer Acquisition Transaction is part of the sale of substantially all of the assets of the Buyer.  The Acquisition Notice shall be certified by an executive officer of the Buyer Party.

7.12.2.2.          The Buyer shall use its best efforts to ensure that the obligation to make Revenue Payments under this Agreement shall be transferred to the prospective purchaser, transferee, pledgee, licensee or other applicable acquiring party in such Buyer Acquisition Transaction in a manner that is otherwise identical to the Revenue Payments under this Agreement and does not circumvent or evade the obligations under this Agreement with respect to the Revenue Payments.

7.12.3.     EXPLOITATION OF PURCHASED ASSETS.  The Buyer shall use material and reasonable efforts to exploit and commercialize the Purchased Assets and to generate Gross Gaming Revenue and Other Revenue.  In furtherance of the foregoing, the Buyer shall create a “white label” online gaming site or sites using the “World Poker Tour” brand and perhaps (though not a requirement) the “Professional Poker Tour” brand (together, the “White Label Sites”) to drive traffic to such site or sites.  Buyer will operate the White Label Sites such that they offer services and promotions comparable to other global white label sites owned, operated or promoted by the Buyer or its Affiliates.  Buyer will make material and reasonable efforts to promote the White Label Sites to its Network of Affiliates and to provide comparable offers and affiliate promotions for the White Label Sites that are comparable to those provided to the Buyer and their Affiliates.

7.13.        NON-COMPETITION AND NON-SOLICITATION.

7.13.1.     Non Competition.  In consideration of the consummation of the transactions contemplated by this Agreement, Seller undertakes that for three (3) years after the Closing Date, Seller will not, without the prior written consent of Buyer, participate in or create any land based poker tours, any televised poker programs and/or any online poker sites.

7.13.2.     Non-Solicitation.  For a period of eighteen (18) months after the Closing, Seller will not solicit or employ, directly or indirectly, by any means including via consulting arrangement any Transferring Employee for employment.

7.14.        DEAL STRUCTURE.  Immediately following the execution and delivery of this Agreement, the parties shall cooperate with each other in good faith to determine the optimal structure for the transactions contemplated by this Agreement.

8.      CLOSING; TRANSFER OF PURCHASED ASSETS.

8.1.          CLOSING.  Subject to the terms and conditions of this Agreement, the Closing shall take place not later than three (3) Business Days after the date on which all conditions precedent in Sections 8.4 and 8.5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, as the parties may agree, or such other date as Buyer and Seller may mutually determine.  The date the Closing occurs is referred to as the “Closing Date”.

8.2.          ACTIONS AT THE CLOSING - SELLER DELIVERIES.  Subject to the fulfillment or waiver of the conditions set forth in Section 8.5, at the Closing, Seller shall execute and/or deliver to Buyer all of the following:

8.2.1.       a Bill of Sale substantially in the form attached as Exhibit C (the “Bill of Sale”);

8.2.2.       an Assignment and Assumption Agreement substantially in the form attached as Exhibit D (the “Assumption Agreement”);

8.2.3.       the RP Escrow Agreement, duly executed by Seller and the Escrow Agent;

8.2.4.       the License Agreement; and

8.2.5.       a legal opinion of legal counsel to Seller, dated the Closing Date, in the form attached as Exhibit E hereto.

8.3.          ACTIONS AT THE CLOSING - BUYER DELIVERIES.  Subject to the fulfillment or waiver of the conditions set forth in Section 8.4, at the Closing, Buyer shall deliver the Closing Payment to Seller and the Buyer shall execute and/or deliver to Seller all of the following:

8.3.1.       the Bill of Sale;

8.3.2.       the Assumption Agreement;

8.3.3.       the RP Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

8.3.4.       the License Agreement.

8.4.          CONDITIONS TO BUYER’S OBLIGATIONS.  The obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by the Buyer in writing:

8.4.1.       REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE; CERTIFICATE.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made or given again at and as of the Closing Date; Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date; and Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in this Section 8.4.1 above.

8.4.2.       REQUISITE STOCKHOLDER VOTE.  Seller shall have obtained the Requisite Stockholder Vote.

8.4.3.       NO PROCEEDINGS OR LITIGATION.

8.4.3.1.            No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

8.4.3.2.            No suit, action, claim, proceeding or formal investigation shall have been commenced by any Governmental Entity and be pending against any of the parties hereto, or any of their respective Affiliates, seeking to prevent the transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages.

8.4.4.       DOCUMENTS.  This Agreement and the other Transaction Documents required to be executed and delivered by Seller hereunder at or prior to the Closing shall be in full force and effect.

8.4.5.       GOVERNMENTAL FILINGS.  The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the other Transaction Documents, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired or terminated early, in each case, as required in connection with the consummation of the transactions contemplated by this Agreement.

8.4.6.       NO MATERIAL ADVERSE CHANGE.  There shall have been no change in the Purchased Assets or in the financial condition or results of operations of the Business which results in a Material Adverse Effect on the Business or the Purchased Assets on the Closing Date as compared with the date of this Agreement.

8.5.          CONDITIONS TO SELLER’S OBLIGATIONS.  The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Seller in writing:

8.5.1.       REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made or given again at and as of the Closing Date; the Buyer shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Buyer prior to or on the Closing Date; Seller shall have received certificates, dated as of the Closing Date, signed and verified by an officer of each Buyer Party on behalf of such Buyer Party certifying to the matters set forth in this Section 8.5.1.

8.5.2.       REQUISITE STOCKHOLDER VOTE.  Seller shall have obtained the Requisite Stockholder Vote.

8.5.3.       NO PROCEEDING OR LITIGATION.

8.5.3.1.            No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

8.5.3.2.            No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties hereto, or any of their respective Affiliates, seeking to prevent the transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages.

8.5.4.       DOCUMENTS.  This Agreement and the other Transaction Documents required to be executed and delivered by the Buyer hereunder at or prior to the Closing, shall be in full force and effect.

8.5.5.       GOVERNMENTAL FILINGS.  The Governmental Authorizations shall have been obtained, or any applicable waiting periods shall have expired or terminated early, in each case, as necessary for the consummation of the transactions contemplated by this Agreement.

9.      INDEMNIFICATION.

9.1.          SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

9.1.1.       Except as set forth in Section 9.1.2, the representations and warranties of the parties contained in this Agreement shall survive the consummation of the transactions contemplated hereby until the thirty-six (36) month anniversary of the Closing Date.

9.1.2.       Notwithstanding anything to the contrary, (i) the representations and warranties contained in Section 4.12 (Taxes) shall survive for the period of the applicable statute of limitations (including any extensions thereof), and (ii) the representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), Section 4.3 (Execution and Binding Effect), Section 5.1 (Organizational Standing; Power), Section 5.2 (Authority) and Section 5.3 (Execution and Binding Effect) shall survive the Closing Date without time limitation (the representations and warranties referenced in clause (ii) above are referred to herein as the “Fundamental Representations”).

9.1.3.       All covenants contained in this Agreement and all claims related to fraud shall survive the Closing Date without time limitation; provided, however, that covenants that have a specific time period specified herein shall survive for such specified period.

9.1.4.       The survival periods specified above, as applicable, are referred to herein as the “Survival Period.”

9.1.5.       Notwithstanding the fact that claims may be asserted after the release of the RP Escrow Cash and prior to the expiration of the applicable Survival Period, any balance of the RP Escrow Cash, plus any interest or income earned thereon, shall be disbursed in accordance with Section 9.4 and the RP Escrow Agreement.

9.2.          SELLER INDEMNIFICATION.  Subject to the limitations set forth in this Section 9, from and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including, without limitation, reasonable out-of-pocket attorneys’ fees) and expenses (but expressly excluding special, incidental, indirect or consequential damages or lost profits or revenue) (collectively, “Damages”), that any of the Buyer Indemnified Persons incurs (i) by reason of or in connection with any misrepresentation or breach of any of the representations and warranties of Seller contained in this Agreement, (ii) resulting from any failure to fulfill or observe any covenant or agreement made herein by Seller, or (iii) any assertion against Buyer Indemnified Person of any claim or liability constituting an Excluded Liability.  Notwithstanding the foregoing, Seller shall have no indemnification, defense or hold harmless obligation to any Buyer Indemnified Person for Taxes that arise from and are created by the transactions contemplated by this Agreement.  Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.

9.3.          BUYER INDEMNIFICATION.  Subject to the limitations set forth in this Section 9, from and after the Closing Date, the Buyer shall protect, defend, indemnify and hold harmless Seller and Seller’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages that any of the Seller Indemnified Persons incurs (i) by reason of or in connection with any misrepresentation or breach of any of the representations and warranties of the Buyer contained in this Agreement, (ii) resulting from any failure to fulfill or observe any covenant or agreement made herein by the Buyer, (iii) that is attributable, in whole or in part, and to the extent that it is attributable, to the operation of the Business or the ownership of the Purchased Assets after the Closing Date, (iv) any assertion against Seller Indemnified Person of any claim or liability constituting an Assumed Liability, or (v) by reason of or in connection with Seller’s observation of the agreements with respect to confidential treatment of the Revenue Payments set forth in Section 7.2.9.  Notwithstanding the foregoing, the Buyer shall have no indemnification, defense or hold harmless obligation to any Seller Indemnified Person for Taxes that arise from and are created by the transactions contemplated by this Agreement.  Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Seller.

9.4.          RP ESCROW.  All funds deposited with the RP Escrow Agent hereunder shall be retained by it until the twenty-four (24) month anniversary of the Closing Date, and at the end of such period, with such additional time as may reasonably be necessary to determine the appropriate distribution amounts as provided in the RP Escrow Agreement, any portion of the RP Escrow Cash not previously disbursed shall be released to Seller; provided, however, that such portion of the RP Escrow Cash, in the amount of and to the extent of any timely asserted and pending but unresolved claims for indemnification made by Buyer in good faith pursuant to Section 9.2, shall be held by the Escrow Agent pending resolution of such claims; and, provided further, that if, and to the extent that, any portion of the RP Escrow Cash so withheld exceeds Seller’s indemnification obligation as finally determined pursuant to this Section 9, (1) Buyer shall have no rights with respect to such excess amount, (2) Buyer agrees that Seller shall be entitled to the investment earnings on such excess amounts from the date such amounts would have otherwise been payable to Seller pursuant to this Section 9 until the date of payment to Seller, and (3) the “investment earnings” on such excess amounts shall be as provided in the RP Escrow Agreement.

9.5.          INDEMNIFICATION PROCEDURE.  The procedures for indemnification shall be as follows:

9.5.1.       The party claiming the indemnification (the “Indemnified Party”) shall promptly upon becoming aware of the possibility of an indemnity claim give written notice to the party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying in reasonable detail (i) the factual basis for such claim, and (ii) the amount of the claim.  If a claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party, such notice shall be given by the Indemnified Party to the Indemnifying Party promptly upon becoming aware of the possibility of an indemnity claim but in any event within fifteen (15) calendar days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.  Failure to give prompt written notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.

9.5.2.       Following receipt of written notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) calendar days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable.  For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified

Party to substantiate the claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim; provided, that the amount held in the RP Escrow Account to secure Seller’s indemnification obligations to Buyer shall be paid in satisfaction of any claim determined to be payable by Seller until that amount is exhausted (if it is), and thereafter Seller shall make good sums due, if any, by virtue of the indemnity.

9.5.3.       With respect to any claim by a third party as to which the Indemnifying Party has agreed that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, then the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand.

9.5.4.       If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

9.5.5.       If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

9.5.6.       The indemnification rights provided in Sections 9.2 and 9.3 hereof shall extend to the directors, officers and Affiliates of the Indemnified Party, although for the purpose of the procedures set forth in this Section 9, any indemnification claims by such parties shall be made by and through the Indemnified Party.

9.6.          LIMITATIONS ON SELLER INDEMNIFICATION.

9.6.1.       Except as specifically otherwise provided, Seller, shall have no indemnification payment obligations with respect to any breaches of a representation or warranty unless and until the aggregate amount of Damages with respect to any breach of one or more representation or warranty exceeds One Hundred Fifty Thousand

Dollars (US$150,000) (the “Basket Amount”); provided, that once the aggregate amount of such Damages exceeds the Basket Amount, Seller shall be liable for all such Damages back to Dollar one ($1).

9.6.2.       No Buyer Indemnified Party shall have the right to seek indemnification with respect to any breach of a representation or warranty, unless such claim is asserted during the applicable Survival Period for such representation or warranty.

9.6.3.       Notwithstanding anything contained herein to the contrary, the aggregate liability of Seller hereunder shall in no event exceed Nine Million Dollars (US$9,000,000).  Buyer shall be required to first look to the RP Escrow Cash and PG Escrow Cash (to the extent not already disbursed) to satisfy any claims hereunder, and accordingly Buyer shall have no right to seek a recovery hereunder from Seller until the RP Escrow Cash and PG Escrow Cash has been fully disbursed or to the extent there are asserted claims in excess of the then RP Escrow Cash and PG Escrow Cash.

9.6.4.       In relation to claims above Two Hundred Fifty Thousand Dollars (US$250,000), no Buyer Indemnified Person shall be entitled to indemnification from Seller with respect to Damages incurred to defend against a third party claim unless it is ultimately determined pursuant to a judicial adjudication taken through trial and at least the first appeal that Seller is liable to such third party claimant.  For all claims at or below Two Hundred Fifty Thousand Dollars (US$250,000), the Buyer Indemnified Person shall defend such claim in a reasonable and professional manner.  To the extent that Seller elects to assume control of the defense of any third-party claim pursuant to Section 9.5, the Buyer Indemnified Person shall pay the costs of such defense, subject to reimbursement by Seller if it is ultimately determined pursuant to a judicial adjudication taken through trial and at least the first appeal that Seller is liable to such third party claimant.  In the event that any Damages incurred to defend against a third party claim are covered by insurance of Seller, Seller agrees to use material and reasonable efforts to seek recovery under such insurance and the party responsible for such Damages under this Section 9.6.4 shall be entitled to the proceeds of insurance recovered by Seller in respect of such Damages.

9.7.          LIMITATIONS ON BUYER INDEMNIFICATION.  No Seller Indemnified Party shall have the right to seek indemnification with respect to any breach of a representation or warranty, unless such claim is asserted during the applicable Survival Period for such representation or warranty.

9.8.          SUBROGATION.  Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments necessary to evidence and perfect the above described subrogation rights.

9.9.          EXCLUSIVE REMEDIES.  The remedies provided for in this Section 9 shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for the recovery of any Damages resulting from, relating to or arising out of this Agreement (except for fraud or injunctive relief as contemplated by Section 11.10) and such parties hereby waive, and release one another from, all other remedies, whether common law or statutory or at equity.  For the avoidance of doubt, the foregoing does not limit the Indemnified Parties from pursuing their remedies under the other agreements entered into in connection with this Agreement.

9.10.        NO DOUBLE RECOVERY; USE OF INSURANCE.  Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or the Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.  Furthermore, in the event any losses, liabilities or damages related to a claim by a Buyer Indemnified Person are covered by insurance, Buyer agrees to use commercially reasonable efforts to seek recovery under such insurance and Buyer shall not be entitled to recover from Seller (and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent Buyer recovers any applicable insurance payment.

9.11.        TREATMENT OF INDEMNITY PAYMENTS BETWEEN THE PARTIES.  Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization on any tax return, in any Tax audit or judicial or administrative proceeding or otherwise.

9.12.        MITIGATION.  Each party agrees to use reasonable efforts to mitigate any Damages which form the basis of a claim hereunder.

9.13.        NO RIGHT OF SET OFF.  Except in compliance with this Agreement with respect to the RP Escrow Cash and PG Escrow Cash, the Buyer Indemnified Person will not and shall not have the right of set off any amounts payable by the Buyer to Seller, including, without limitation, the Revenue Payments, against amounts for which such Buyer Indemnified Person is entitled to indemnification from the Seller under Section 9.2.  Notwithstanding the foregoing, if a good faith arbitration action is filed by the Buyer with a monetary demand that is not covered by the funds in the existing RP Escrow, then all sums due to Seller under the Revenue Payments in Section 3.2.2 may at the Buyer’s election be paid into the RP Escrow Account for a period of up to and including the earlier of the conclusion of the arbitration and six months.

10.    TERMINATION.

10.1.        TERMINATION OF AGREEMENT.  This Agreement may be terminated at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Closing:

10.1.1.     By mutual written consent of Buyer and Seller; or

10.1.2.     By Buyer or Seller if the Closing does not occur by the date that is six months after the date of this Agreement (the “Outside Date”), whether such date is before or after the date of approval by the Requisite Stockholder Vote; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1.2 shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause or, or shall have resulted in, the failure of the Closing to occur by such date; or

10.1.3.     By Buyer or Seller if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof); or

10.1.4.     Seller, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Buyer which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 8.5 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the Buyer from Seller, or which by its nature or timing cannot be cured within such time period; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement; or

10.1.5.     Buyer, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 8.4 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to Seller from Buyer, or which by its nature or timing cannot be cured within such time period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.5 if the Buyer is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement; or

10.1.6.     By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (a “Restraint”), which Restraint has become final and non-appealable; provided, however, that no party hereto shall have such right to terminate pursuant to this Section 10.1.6 unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the transactions contemplated by this Agreement; or

10.1.7.     By Buyer if (i) a Change of Company Recommendation shall have occurred; (ii) the board of directors of Seller withholds, withdraws, qualifies, modifies or amends the Company Recommendation in a manner adverse to the Buyer in accordance with, and subject to the terms and conditions of, Section 6.2; (iii) the board of directors of Seller or any committee thereof shall approve, adopt or recommend any Superior Proposal or Acquisition Proposal; (iv) Seller shall have executed any letter of intent, memorandum of understanding or similar contract relating to any Superior Proposal or Acquisition Proposal; (v) Seller publicly announces its intention to take any of the actions in the foregoing clauses (i), (ii), (iii), or (iv); (v) with the prior consent of the board of directors of Seller, any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than twenty-five (25%) percent of the outstanding shares of capital stock of Seller; or (vi) Seller breaches its obligation (if any) to hold the Stockholder Meeting other than solely as a result of actions taken or omitted by the SEC; or

10.1.8.     By Seller, at any time prior to the Closing, in accordance with, and subject to the terms and conditions of, Section 6.2.4; or

10.1.9.     By Seller, at any time prior to the Closing, if federal legislation is passed in the United States which the board of directors of Seller has determined in good faith (after consultation with Seller’s outside counsel), would result in the legalization of online gambling in the United States.

10.2.        PROCEDURE AND EFFECT OF TERMINATION.  In the event of termination of this Agreement by a party pursuant to Section 10.1 written notice shall be given to the other parties specifying the provision of Section 10.1 pursuant to which such termination is made, and this Agreement (other than this Section 10.2, Section 7.6 (Confidentiality) and Section 11 (Miscellaneous), other than Section 11.6 (Further Assurances)) shall terminate and become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from (i) the willful failure of any party hereto to fulfill a condition to the performance of the material obligations of the other parties hereto or (ii) the willful failure of any party hereto to perform a material covenant applicable to it, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, further, that:

10.2.1.     if Buyer terminates this Agreement pursuant to Section 10.1.5 or Section 10.1.7, within ten (10) Business Days after the date of such termination, Seller shall pay the amount of One Million Dollars (US$1,000,000) (the “Termination Fee”) to, or as directed by, Buyer by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing, which Termination

Fee shall be separate from any Initial Payment Reimbursement which may be owed pursuant to Section 10.3; and

10.2.2.     if Seller terminates this Agreement pursuant to Section 10.1.4, within ten (10) Business Days after the date of such termination, Buyer shall pay the Termination Fee to, or as directed by, Seller by wire transfer of immediately available funds to one or more accounts specified by Seller in writing.  For purposes of clarity, any Termination Fee which may be owed by Buyer to Seller pursuant to this Section 10.2.2, shall be separate from and in addition to any rights which Seller may have to retain the Initial Payment, as described in Section 10.3 below.

10.2.3.     Each party acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement.  In the event that either party shall fail to pay the Termination Fee when due, such party shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by or on behalf of such party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.2.3.

10.3.        REIMBURSEMENT OF THE INITIAL PAYMENT.  In the event that the Initial Payment is paid to, or as directed by, Seller (as described in Section 3.1) and, thereafter, this Agreement is terminated pursuant to Section 10.1, the following provisions shall apply:

10.3.1.     If this Agreement is terminated by Buyer pursuant to Section 10.1.3, Section 10.1.5 or Section 10.1.7 or by Seller pursuant to Section 10.1.3, Section 10.1.8 or Section 10.1.9 then, within ten (10) Business Days after the date of such termination, Seller shall pay the amount of One Million Dollars (US$1,000,000) to, or as directed by, Buyer by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing as a reimbursement of the Initial Payment (the “Full Initial Payment Reimbursement”).

10.3.2.     If this Agreement is terminated  pursuant to Section 10.1.1, Seller shall pay the amount of Five Hundred Thousand (US$500,000)  to, or as directed by, Buyer by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing as a partial reimbursement of the Initial Payment (the “Partial Initial Payment Reimbursement”).  The Partial Initial Payment Reimbursement and the Full Initial Payment Reimbursement are each referred to herein as a “Initial Payment Reimbursement”).

10.3.3.     If this Agreement is terminated by Buyer pursuant to Section 10.1.2, and Seller’s failure to take any action required to fulfill any obligation under this Agreement shall be the cause, or shall have resulted in, the failure of the Closing to occur by the Outside Date, then Seller shall pay the Full Initial Payment Reimbursement to, or as directed by, Buyer.  If this Agreement is terminated by Seller pursuant to Section 10.1.2 and Buyer’s failure to take any action required to fulfill any obligation under this Agreement was not the cause, or did not result in, the failure of the Closing to occur by the Outside Date, then Seller shall pay the Full Initial Payment Reimbursement to, or as directed by, Buyer.

10.3.4.     If this Agreement is terminated pursuant to Section 10.1.6, and Seller’s failure (or the failure of any Affiliate of Seller) to comply with any Law applicable to Seller or the Business or failure to take any action required to fulfill any obligation under this Agreement shall be the cause, or shall have resulted in, the Restraint, then Seller shall pay the Full Initial Payment Reimbursement to, or as directed by, Buyer.  If this Agreement is terminated pursuant to Section 10.1.6, and the Restraint (i) was not caused by or the result of the failure of either Buyer or Seller (or any of their Affiliates) to comply with any applicable Laws or to take any action required to fulfill any obligation under this Agreement, or (ii) was caused by or the result of the failure of both Seller (or any of its Affiliates) and Buyer (or any of its Affiliates), in each case in material respects, to comply with any applicable Laws or to take any action required to fulfill any obligation under this Agreement, then, in either case, Seller shall pay the Partial Initial Payment Reimbursement to, or as directed by, Buyer.

10.3.5.     If this Agreement is terminated pursuant to Section 10.1 for any reason, other than as expressly described in Section 10.3.1 through Section 10.3.4 above, Buyer shall not be entitled to receive any Initial Payment Reimbursement and Seller shall retain the full amount of the Initial Payment.

Any Initial Payment Reimbursement which may be owed pursuant to this Section 10.3 shall be paid within ten (10) Business Days after the date of the applicable termination, by wire transfer of immediately available funds to one or more accounts specified by the receiving party in writing.    For purposes of clarity, the treatment of the Initial Payment Reimbursement pursuant to this Section 10.3, if any, shall be separate from any Termination Fee which may be owed to Buyer or Seller pursuant to Section 10.2.1 or Section 10.2.2.

11.    MISCELLANEOUS.

11.1.        ENTIRE AGREEMENT.  This Agreement, together with the schedules and exhibits attached hereto, and other Transaction Documents, are the product of both of the parties hereto, constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Other than as contained in this Agreement, together with the schedules and exhibits attached hereto, and other Transaction Documents, there are no other written or oral representations, agreements, arrangements, or understandings existing between the parties hereto regarding this Agreement or the other Transaction Documents.

11.2.        AMENDMENTS AND WAIVERS.  Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver affected in accordance with this Section 11.2 shall be binding upon the parties and their respective successors and assigns.

11.3.        ASSIGNMENT; SUCCESSORS AND ASSIGNS.  Neither party shall assign or transfer its rights or obligations under this Agreement, whether directly or indirectly or by operation of Law, or purport to do so, without the other party’s prior written consent, such consent not to be unreasonably withheld; provided, however, that, subject to Section 7.12, as applicable, such consent shall not be required for (i) an assignment of this Agreement to an Affiliate of the assignor, or (ii) assignment of this Agreement in the context of a merger of a party with another company, or the sale of all or substantially all of the shares or assets of a party to another company.  Subject to the aforesaid limitation, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

11.4.        GOVERNING LAW; JURISDICTION.  This Agreement concerns a business with significant operations in California and all questions with respect to this Agreement and the other Transaction Documents and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction.

11.5.        ARBITRATION.  Any controversy, dispute or claim among the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement or the other Transaction Documents, shall be settled exclusively by arbitration in accordance with Appendix A hereto.

11.6.        FURTHER ASSURANCES.  From and after the date hereof, including after the Closing, each party shall each execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Purchased Assets or to consummate, in any other manner, the terms and provisions of this Agreement, at the sole cost and expense of the requesting party.

11.7.        COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.8.        NOTICES.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient (a) when delivered personally, (b) on the next Business Day following deposit with an overnight delivery service of national reputation or (c) when transmitted by facsimile (transmission confirmed), if such notice is addressed to the party to be notified at such party’s address or facsimile number as follows, or as subsequently modified by written notice.

SELLER:	BUYER:

WPT Enterprises Inc.	Peerless Media Ltd.
5700 Wilshire Boulevard, Suite 350	c/o ElectraWorks Ltd.
Los Angeles, CA 90036	Suite 711
Attn: Chief Executive Officer	Europort
Telephone: (323) 330-9844	Gibraltar
Facsimile: (323) 330-9901	Attn: General Counsel
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

With a copy to:	With a copy to:

Liner Grode Stein Yankelevitz Sunshine	ElectraWorks Ltd.
Regenstreif & Taylor LLP	Suite 711
1100 Glendon Avenue, 14th Floor	Europort
Los Angeles, CA 90024	Gibraltar
Attn: Joshua B. Grode, Esq.	Attn: Company Secretary
Telephone: (310) 500-3500	Telephone: 00350 200 40126
Facsimile: (310) 500-3501	Facsimile: 00350 200 42671

PARENT:

ElectraWorks Ltd.
Suite 711
Europort
Gibraltar
Attn: General Counsel
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

With a copy to:

ElectraWorks Ltd.
Suite 711
Europort
Gibraltar
Attn: Company Secretary
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

11.9.        SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.10.      SPECIFIC PERFORMANCE.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

11.11.      NO WAIVER.  A failure or delay by either party to exercise any right or remedy under this Agreement shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy.  A waiver by either party of any breach of or default under this agreement shall not be considered a waiver of a preceding or subsequent breach or default.  A purported waiver or release under this Agreement is not effective unless it is a specific authorized written waiver or release.

11.12.      ADVICE OF LEGAL COUNSEL.  Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

11.13.      NO THIRD PARTY BENEFICIARY.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.14.      FEES AND EXPENSES.  Each party shall bear its own fees and expenses (including the fees and expenses of its financial, legal, accounting and other advisors) incurred in the negotiation, documentation and delivery of the Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

BUYER:

Peerless Media Ltd.,

a Gibraltar private limited company

By:	/s/ Neil Cottar
Name:	Neil Cottar
Title:	Director

SELLER:

WPT Enterprises, Inc.,

a Delaware corporation

By:	/s/ Steven Lipscomb
Name:	Steven Lipscomb
Title:	Founder, President & CEO

APPENDIX A

Dispute Resolution

(a)           Arbitration as Exclusive Remedy.  Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement or the other Transaction Documents, including their respective validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other tort of contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California before a single arbitrator in accordance with the Commercial Arbitration Rules of JAMS/Endispute (“JAMS”) then in effect. The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any such award and entering judgment thereon; and (ii) agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential.  In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure, as presently in force, which are incorporated herein; and (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure.  Each party agrees that, except as otherwise set forth herein, the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum.  The fees of the neutral arbitrator shall be borne equally by each party during the arbitration, but the fees of the neutral arbitrator shall be borne by the losing party.

(b)           Exclusive Jurisdiction of California Courts.  With respect to matters not covered by arbitration, or for the purpose of confirming any arbitration award, each of the parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of California located in Los Angeles, California, or the United States Federal District Court for California for the purposes of any suit, action or other proceeding arising out of this Agreement or the other Transaction Documents.  Each of the parties agrees to commence any action, suit or proceeding relating hereto in such courts.  Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein will be effective service of process for any action, suit or proceeding in the State of California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(c)           Attorneys’ Fees.  In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the party or parties substantially prevailing in such dispute will be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such dispute.